FORM 15
           (Adopted in Release No 34-20784 ( 83,508), March 22, 1984,
                    effective March 30 1984, 49 F.R. 1Z688)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      under Sections 13 and 15 (d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-97994


                     JP Morgan Commercial Mortgage Finance Corp.
                Commercial Mortgage Pass-Through Series 1997-C4
             (Exact name of registrant as specified in its charter)

                     c/o State Street Bank and Trust Company
                           Corporate Trust Department
                       Two International Place, 5th Floor
                                Boston, MA 02110
                                 (617) 664-5500
         (Address, including zip code, and telephone number, including area code, of the registrants principal executive offices)


              Classes A1, A2, A3,B, C,D,E, X,F, G, NR, RI, RII, RIII

            (Title of each class of securities covered by this Form)



          (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)


   Please place an X in the box(es) to designate the appropriate provision(s)
         relied upon to terminate or suspend the duty to file reports:
                Rule 12g-4(a)(1)(i) [ ]      Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i) [ ]
                Rule 12g-4(a)(2)(i) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6 [ x]
                            Rule 12h-3(b)(1)(i) [ ]

                 Approximate number of holders of record as of
                    the certificatation or notice date: 2

      Pursuant to the requirements of the Securities Exchange Act of 1934

                     JP Morgan Commercial Mortgage Finance Corp.
                Commercial Mortgage Pass-Through Series 1997-C4
(Name of registrant as specified in its charter) has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person



                 DATE: January 12, 1999 BY: WILLIAM G. SWAN, VP
Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registration shall file with the Commission three copies of form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.